Exhibit 99 - Miravant Press Release

MIRAVANT REGAINS RIGHTS TO PHOTOPOINT SnET2

SANTA BARBARA, Calif., March 05, 2002 - Miravant Medical Technologies (Nasdaq:MRVT) announced today that it has terminated certain contractual relationships with Pharmacia Corporation, including the Ophthalmology Development and License Agreement and other related contracts for proprietary drug SnET2. Miravant regained the rights to all assets related to the SnET2 phase III clinical trials for age-related macular degeneration (AMD), including the full clinical data package.

In addition, Miravant restructured the credit agreement in which Pharmacia reduced the outstanding debt from approximately $27 million to $10 million. In connection with the debt reduction, Miravant will re-assume lease obligations for the SnET2 manufacturing facility and will forego the remaining $3.2 million line-of-credit.

Gary S. Kledzik, Ph.D., chairman and chief executive officer, stated, "Now that we're back in control of the drug SnET2, we're excited about gaining access to all clinical data in order to conduct a thorough, in-depth analysis of the results. Ophthalmology continues to be our primary focus, and we will aggressively pursue all options available to us for SnET2 and our new PhotoPoint(tm) drug compounds."

The SnET2 assets returned to Miravant include the Investigational New Drug (IND) application, preclinical and clinical data, inventories of active pharmaceutical ingredient and finished dose formulation, drug manufacturing rights, manufacturing equipment and clinical laser devices.

Full details of the agreements are contained in Miravant's Form 8-K to be filed this week with the Securities and Exchange Commission.

Miravant Medical Technologies specializes in both pharmaceuticals and devices for photoselective medicine. The company is developing its proprietary PhotoPoint photodynamic therapy (PDT) in ophthalmology, dermatology, cardiovascular disease and oncology. Miravant Cardiovascular, Inc. is investigating intravascular PhotoPoint PDT for the treatment of angioplasty-related restenosis and atherosclerosis.

The statements above by Dr. Kledzik regarding the company conducting a thorough analysis of clinical data and aggressively pursuing all options in ophthalmology for SnET2 and new PhotoPoint drug compounds, are forward-looking and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: the company's operating capital may not be sufficient to continue operations and/or sustain its current development programs; the company may not complete a thorough analysis of SnET2 phase III data; the company may decide not to or be unable to further develop SnET2 for AMD or any other indication; and/or the company may decide not to or be unable to further develop its new PhotoPoint drug compounds. For a discussion of additional important risk factors that may cause our results to differ from those described above, please to our annual report on Form 10-K for the year ended December 31, 2000 and other quarterly and periodic reports filed with the Securities and Exchange Commission.